Exhibit 99.1

World Fuel Services to Acquire Nordic Camp Supply

Expands Government-Related Fuel and Logistics Capabilities

MIAMI--(BUSINESS WIRE)--December 20, 2010--World Fuel Services Corporation (NYSE:INT) announced today that, through a wholly-owned European subsidiary, it has signed a definitive agreement to acquire Nordic Camp Supply ApS (“NCS”) based in Aalborg, Denmark. NCS is a full-service supplier of aviation, gasoline and diesel fuels and related logistics solutions supporting NATO, US and other European armed forces operations in Afghanistan.

“We are excited to welcome such an established and well-respected team as NCS to World Fuel,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “Their experience in managing fuel logistics in challenging environments will complement our existing government-related activities and provide a solid platform for further growth in the fuel logistics market.”

“We are very pleased to be joining a company with the global expertise and scale of World Fuel,” stated Michael Fossing, chief executive officer of NCS. “Combining our fuel logistics capabilities with the financial strength of World Fuel, will enable us to satisfy the growing demand for fuel logistics services in the market today.”

The purchase price for the transaction will be $68.5 million, which may be increased if NCS net assets exceed an agreed amount at closing. Up to $10 million of the purchase price and all or a portion of any increase in the purchase price above $68.5 million may be paid in the form of World Fuel Services Corporation common stock, valued based on an agreed trailing average price formula. The balance of the purchase price will be funded through cash-on-hand.

The transaction is expected to be $0.09 to $0.11 accretive to earnings on a GAAP basis in the first twelve months. Non-GAAP accretion, which excludes amortization of acquired intangible assets of approximately $0.08 per share, is expected to be $0.17 to $0.19 in the first twelve months. The transaction is subject to customary closing conditions and is expected to be completed within the next thirty days.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and may involve risks and uncertainties. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. These statements include, without limitation, statements regarding the consummation of the transaction, its effects on future earnings or other operating results, the expected closing date of the transaction, any other effect or benefit of the transaction, and any other statements that are not historical facts. These risks and uncertainties include the ability of the Company to achieve forecasted operating results and operating benefits currently expected from the proposed transaction and the timing and receipt of approvals for the transaction. Other risks and uncertainties, detailed from time to time in the Company’s Securities and Exchange Commission filings could cause actual results to differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of marine, aviation and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 46 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and private aircraft, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns
Executive Vice President & Chief Financial Officer
or
Francis X. Shea, 305-428-8000
Executive Vice President & Chief Risk and Administrative Officer